<FILENAME>ims092005corresp.txt


International Monetary Systems, LTD.
16901 West Glendale Drive
New Berlin, WI  53151


September 20, 2005


Securities and Exchange Commission
Attn:  Thomas Flinn
Washington, DC  20549

File No. 0-30853

Dear Mr. Flinn;

   The purpose of this letter is to provide a statement that International Monetary Systems, LTD (IMS) acknowledges that:

      IMS is responsible for the adequacy and accuracy of the disclosure in the filing;

      staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

      IMS may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under federal securities laws of the United States.


                                       Sincerely,

                                   /s/ Donald F. Mardak
                                       ------------------------------------
                                       Donald F. Mardak, President
                                       (Principal Executive Officer)


                                   /s/ Danny W Weibling
                                       ------------------------------------
                                       Danny W Weibling, CPA, Treasurer
                                       (Chief Financial Officer)